CODE OF ETHICS
                                  UNIFIED FUNDS

                        Unified Investment Advisers, Inc.
                         Unified Management Corporation
                         Unified Financial Services, Inc
                             (Adopted May 16, 2000)


I.       Statement of General Principles

         This Code of Ethics has been adopted by Unified Funds (the "Trust") for the purpose of instructing all employees, officers, directors, members and trustees of the Trust, Unified Investment Advisers, Inc. and Health Financial, Inc. (collectively, the "Adviser"), and Unified Financial Services, Inc and all of its other subsidiaries, including Unified Management Corporation (the "Underwriter") (collectively, "UFS") in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

         o The duty at all times to place the interests of the Trust and its shareholders first;
         o The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and
         o The fundamental standard that such employees, officers, directors, members and trustees should not take inappropriate advantage of their positions, or of their relationship with the Trust or its shareholders.

         It is imperative that the personal trading activities of the employees, officers, directors, members and trustees of the Trust, the Adviser and UFS, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

         All  personal  securities   transactions  must  also  comply  with  the
Securities & Exchange Commission's Rule 17j-1. Under this rule, no Employee may:

         o employ any device, scheme or artifice to defraud the Trust or any of its shareholders;
         o make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
         o engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or
         o engage in any manipulative practice with respect to the Trust or any of its shareholders.

II.      Definitions

         A. Advisory Employee: i) any employee of the Trust, the Adviser, or UFS who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Securities by any Fund, and ii) any natural person in a control relationship to any Fund or the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by a Fund.

         B. Beneficial Interest: beneficial ownership as defined by Rule 16a-1 under the Securities Act of 1934, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. Employees should direct questions regarding Rule 16a-1 or the definition of Beneficial Interest to the Compliance Officer.

         C. Compliance Officer: Carol J. Highsmith, or with respect to Carol J. Highsmith, Michael E. Durham.

         D. Disinterested Trustees, Members and Directors: trustees of the Trust whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

         E. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

         F. Employees: i) the Advisory Employees, ii) the officers, directors and trustees of the Trust and the Adviser, and iii) any officer or director of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information about the purchase or sale of Securities by a Fund or whose functions or duties relate to the making of recommendations to a Fund regarding the purchase or sale of a Security.

         G. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, and 7) involving shares of a security of a company with a market capitalization in excess of $10 billion.

         H. Funds: any series of the Trust.

         I. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

         J. Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of registered open-end investment companies.

         K. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser or the Underwriter for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.     Personal Investment Guidelines

         A.  Personal Accounts

                  1. The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

                  2. While Employees are subject at all times to the fiduciary obligations described in this Code, the
                           Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees, Members and Directors only if such person knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the such person's transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

                  3. Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Fund. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund.

                  4. An Advisory Employee may not execute a Securities Transaction within five (5) calendar days before or after a transaction in the same Security or a Related Security has been executed on behalf of a Fund unless
                           (a) the Advisory Employee sells the same Security after the Fund sells the Security; or (b) the Advisory Employee purchases the same Security after the Fund purchases the Security. If the Compliance Officer determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee.

                  5. Notwithstanding Paragraphs 3 and 4 of this Section III, in the case of any Fund which replicates a particular securities index ("Index Fund") an Employee may purchase or sell any of the securities comprising the relevant index, without prior approval, provided (a) such Employee has no information concerning any significant purchase or redemption activities anticipated by the Index Fund, and (b) the purchase or sale is not prohibited by paragraph 3 or 4 of this Section III with respect to another series of the Trust. "Significant purchase or redemption activity" shall mean combined purchases and redemptions within any 5 trading day period resulting in a change in a Fund's net assets of 10% or more.

                  6. Any transactions by an Employee involving a private placement must be authorized by the Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with the Trust, the Adviser, or UFS. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund (except an Index Fund) will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

                  7. Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance Officer. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee's position with the Trust, the Adviser, or UFS.

         B.       Other Restrictions

                  1. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds' shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

                  2. No Employee may accept from a customer or vendor an amount in excess of $250 per year in the form of gifts or gratuities, or as compensation for services, without the Compliance Officer's prior written approval. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

IV.      Compliance Procedures

         A. Employee Disclosure and Certification

                  1. Within ten days of becoming an Employee, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose all personal Securities holdings (the "Holdings Report").

                  2. A Holdings Report (with the above described certification) is also required annually, along with an additional certification that the Employee has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

         B. Compliance

                  1. The Compliance officer will maintain a list of current Employees and Advisory Employees.

                  2. All Employees must provide copies of all broker confirmations and periodic account statements to the Compliance Officer. Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.

                  3. The Compliance Officer will, on a quarterly basis, check all Securities Transaction Reports, and randomly check the trading confirmations provided by brokers, to verify that the Employees have not violated the Code. The Compliance Officer will also review all Holdings Reports for possible violations.

                  4. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Trust, and the Adviser or the Underwriter, for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with the Trust and/or the Adviser or the Underwriter.

                  5. The Adviser and the Underwriter will prepare a joint annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on their experience under this Code, evolving industry practices or legal developments. The report will contain a certification as to whether the Adviser and the Underwriter have adopted procedures reasonably necessary to prevent violations of this Code.